UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 29, 2007
Symantec Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-17781 (Commission File Number)	77-0181864 (IRS Employer Identification No.)

20330 Stevens Creek Blvd., Cupertino, CA		95014
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code (408) 517-8000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On November 29, 2007, Symantec Corporation (the “Company”) borrowed $200 million under an existing five-year $1 billion senior unsecured revolving credit facility, dated July 12, 2006, between the Company, the lenders party (the “Lenders”) thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, Bank of America, N.A., Morgan Stanley Bank and UBS Loan Finance LLC, as Co-Documentation Agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Bookrunners and Joint Lead Arrangers (the “Credit Agreement”). These funds will be used to pay a portion of the purchase price for the Company’s acquisition of Vontu, a private company that provides data loss prevention solutions. Prior to drawing down this revolving loan, there were no borrowings outstanding under the Credit Agreement.
     Revolving loans under the Credit Agreement bear interest, at the Company’s option, at either a rate equal to the bank’s base rate or a rate equal to LIBOR plus a margin based on our leverage ratio (the “Adjusted LIBO Rate”), as defined in the Credit Agreement. Under the Credit Agreement, the Company may select an interest period of one, two, three or six months (or with the consent of each of the Lenders, nine or twelve months) for each loan if the Adjusted LIBO Rate is chosen. If, prior to the expiration of any such interest period, the Company elects not to pay down the principal, the Company may select a new interest period and a new rate of interest will apply. To the extent the Company does not pay down the principal or select a new interest period, interest will accrue on all or a portion of the then-outstanding borrowings at a rate equal to the bank’s base rate. The Company has selected an initial interest period of twelve months. The rate of interest on this $200 million revolving loan for the selected interest period is 4.707500 percent.
     Payments of the principal amounts of revolving loans under the Credit Agreement are due no later than July 11, 2011, subject to extension as provided for in the Credit Agreement. Accrued interest with respect to such principal amounts is payable in arrears at the end of the applicable interest period but at least every three months or, if the applicable rate of interest on any principal amount under the Credit Agreement is the bank’s base rate, on the last day of each March, June, September and December. The Company may optionally prepay loans under the Credit Agreement at any time, without penalty, subject to reimbursement of certain costs in the case of borrowings that bear interest at the Adjusted LIBO Rate.
     The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default under which the Company’s payment obligations may be accelerated, including among others, non payment of principal, interest or other amounts when due, inaccuracy of representations and warranties, violation of covenants (including a covenant that the Company maintain a ratio of debt to EBITDA (earnings before interest, taxes, depreciation, and amortization) of not more than 3 to 1)), cross defaults with certain other indebtedness, certain undischarged judgments, bankruptcy, insolvency or inability to pay debts, or a Change of Control (as defined in the Credit Agreement). The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s U.S. subsidiaries pursuant to a Subsidiary Guaranty attached to the Credit Agreement.
     In the ordinary course of their respective businesses, certain of the Lenders and the other parties to the Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement. Further, Citibank, N.A., an affiliate of a Lender, is party to certain convertible note hedge transactions and warrant transactions with the Company.
     The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.01 and is incorporated herein by reference.
  Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Exhibit Title or Description
10.01
 Credit Agreement, dated as of July 12, 2006, by and among Symantec Corporation, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, National Association, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, Bank of America, N.A., Morgan Stanley Bank and UBS Loan Finance LLC, as Co-Documentation Agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Bookrunners and Joint Lead Arrangers, and related agreements.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation
Date: December 3, 2007	By:	/s/ Arthur F. Courville
Arthur F. Courville
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Exhibit Title or Description
10.01	Credit Agreement, dated as of July 12, 2006, by and among Symantec Corporation, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, National Association, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, Bank of America, N.A., Morgan Stanley Bank and UBS Loan Finance LLC, as Co-Documentation Agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Bookrunners and Joint Lead Arrangers, and related agreements.